Exhibit 23.2



             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT
             -----------------------------------------------------


DaimlerChrysler Wholesale Receivables LLC,
      as Beneficiary of DaimlerChrysler Master Owner Trust
DaimlerChrysler Master Owner Trust,
      as Issuer of the Notes
DaimlerChrysler Services North America LLC, as Servicer of
      DaimlerChrysler Master Owner Trust

We consent to the use of our report dated March 26, 2004, with respect to the statement of assets, liabilities and equity arising from cash transactions of DaimlerChrysler Master Owner Trust as of December 31, 2003 and 2002, and the related statements of cash receipts and disbursements for the year ended December 31, 2003, and the period from June 1, 2002 (inception) through December 31, 2002, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report contains explanatory language stating that the financial statements were prepared on the basis of cash receipts and disbursements, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America.


/s/ KMPG, LLP

Detroit, Michigan
December 23, 2004